Exhibit 10.1


                     IN THE UNITED STATES BANKRUPTCY COURT
                     FOR THE NORTHERN DISTRICT OF ILLINOIS
                               EASTERN DIVISION

In re:                                 )        Case No.  01-24795
                                       )        (Jointly Administered)
COMDISCO, INC.                         )        Chapter 11
et al.,                                )        Hon. Ronald Barliant
                                       )        Hearing Date:  June 18, 2002
                  Debtors.             )        Hearing Time:  10:00 a.m.
                                       )        Obj. Deadline: June 11, 2002

            MOTION FOR AN ORDER PURSUANT TO 11 U.S.C. ss.ss. 105(a)
           AND 363(b)(1) APPROVING AND AUTHORIZING THE DEBTORS' STAY
                   BONUS PLAN AND MANAGEMENT INCENTIVE PLAN

         Comdisco, Inc. ("Comdisco") and fifty of its domestic subsidiaries and affiliates (the "Affiliate Debtors"), debtors and debtors-in-possession in the above captioned cases (collectively, the "Debtors" or the "Company"), hereby move (the "Motion") this Court for an order pursuant to 11 U.S.C. ss.ss. 105(a) and 363(b)(1) authorizing and approving the Debtors' Stay Bonus Plan and Management Incentive Plan. In further support of this Motion, the Debtors respectfully represent as follows:

                                  BACKGROUND

A.       The Chapter 11 Filings

         1. On July 16, 2001 (the "Petition Date"), Comdisco and each of the fifty Affiliate Debtors filed a voluntary petition in this Court for reorganization relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq., as amended (the "Bankruptcy Code"). The Debtors continue to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. None of Comdisco's international subsidiaries located outside of the United States have filed for reorganization or insolvency protection in any jurisdiction and each continues to operate in the ordinary course of business.

         2. On July 24, 2001, the United States Trustee (the "Trustee") appointed an Official Committee of Unsecured Creditors (the "Creditors' Committee") in these cases. On September 5, 2001, the Trustee appointed an Official Equity Committee (the "Equity Committee") in these cases. (Together, the Creditors' Committee and the Equity Committee are referred to as the "Statutory Committees.")

         3. This Court has jurisdiction over this Application pursuant to 28 U.S.C. ss.ss. 157 and 1334. Venue is proper pursuant to 28 U.S.C. ss.ss. 1408 and 1409. This matter is a core proceeding pursuant to 28 U.S.C. ss. 157(b)(2).

         4. The statutory predicates for the relief requested herein are sections 105(a) and 363(b)(1) of the Bankruptcy Code.

B.       Current Business Operations of the Debtors

         5. Comdisco was founded in 1969 and incorporated in Delaware in 1971. In its early years, Comdisco engaged primarily in the procurement and placement of new and used computer equipment, principally mainframe and related peripherals. Today, Comdisco provides technology services to help its customers maximize technology functionality and predictability, while freeing them from the complexity of managing their technology. The Company's operations are conducted through its principal office in Rosemont, Illinois, and approximately 25-35 offices in the United States, Canada, Europe and the Pacific Rim. As of June 1, 2001, the Company employed approximately 2,300 full-time employees. For the fiscal year ended September 30, 2000, the Company had consolidated total revenues of approximately $3.9 billion and administered assets of $8.8 billion, and for the fiscal year ended September 30, 2001, the Company had consolidated total revenues of approximately $2.7 billion and administered assets of $6.1 billion. As a result of the sale of certain of the Company's business units and the Company's intention (announced earlier this year) to sell or run off its remaining assets, the Company had approximately 800 employees as of May 1, 2002.

         6. To support its business operations, the Company recruited new senior management during 2001, including Mr. Norman P. Blake, Jr. as its new Chairman and Chief Executive Officer, Mr. Robert E. T. Lackey as Senior Vice President and Chief Legal Officer, and Mr. Ronald C. Mishler as Senior Vice President and Treasurer (and now Chief Operating Officer).

         7. As of the Petition Date, the Company's product offering was divided along three primary business lines: (1) technology services ("Availability Solutions"), which includes continuity services, storage services, Web services, network services, desktop management services (marketed under the company's IT CAP Solutions brand name) and software tools to support these areas; (2) global leasing ("Leasing"), which includes the leasing and remarketing of distributed systems, such as PCs, servers, workstations and routers, communications equipment, equipment leasing and technology life-cycle management services; and (3) venture financing, referred to as Comdisco Ventures group, which provides venture leases, venture debt and direct equity financing to venture capital-backed companies.

         8. On July 16, 2001, Comdisco announced that, as a result of a strategic review commenced in April 2001, it had reached agreement to sell its Availability Solutions business to Hewlett-Packard Company for $610 million in cash, subject to higher or otherwise better bids in the bankruptcy court auction process. Pursuant to the bidding procedures, the Debtors ultimately sold their Availability Solutions business to SunGard Data Systems, Inc. ("SunGard") on November 15, 2001 for $825 million. The sale included the purchase of assets of Comdisco's U.S. operations and the stock of subsidiaries in the United Kingdom, France and Canada. The sale excluded the purchase of the stock of subsidiaries in Germany and Spain, as well as other identified assets including network services and IT Cap Solutions.

         9. In addition to the sale of its Availability Solutions business, Comdisco is currently pursuing other strategic alternatives to create value for its stakeholders. These alternatives included an evaluative sale process for certain of its leasing assets. To facilitate this evaluation process, on August 30, 2001, the Court approved bidding procedures to conduct a sale auction process for one or more of its Leasing business units. Following receipt of final bids on January 7, 2002, pursuant to the bidding procedures, the Debtors selected the bid of General Electric Capital Corporation as the highest and best bid for the Electronics and Laboratory and Scientific segments of the Leasing business. On April 18, 2002, the Debtors received Court approval to sell the Healthcare Leasing segment to General Electric Capital Corporation. The Debtors intend to run off or sell their remaining businesses as more fully set forth in the Debtors' Plan and Disclosure Statement (as defined below).

C.       Events Leading to Chapter 11 Filing

         10. In February 1999, Comdisco acquired Prism Communication Services, Inc. ("Prism"), a provider of dedicated high-speed connectivity, for a cash purchase price of approximately $53 million. From the date of acquisition through September 30, 2000, Comdisco provided Prism with cash totaling $478 million for the expansion of its network and for its operating costs. Prism's operations through September 2000 resulted in significant cash losses. Therefore, on October 1, 2000, Comdisco's Board of Directors voted to cease funding the ongoing operations of Prism. On October 1, 2000, the Prism Board of Directors voted to cease operations and pursue the immediate sale of Prism's assets. Comdisco's wind-down of Prism has continued since that time, and the Debtors expect to complete this process as part of the chapter 11 cases. Approximately 35 of the 51 Debtors in the chapter 11 cases are Prism-related affiliates of Comdisco.

         11. The venture leases, venture debt and direct equity financing provided by the Comdisco Ventures group to venture capital-backed companies in the technology and Internet-based industries are, by their nature, high risk. The net revenue of the Ventures group for fiscal 2000 was $673 million. However, during the first and second calendar quarter of 2001, a market downturn in the technology and Internet-based sectors resulted in a substantial decrease in the revenues of the Ventures group. As a result, the Ventures group had a pretax loss of $39 million for the nine months ended June 30, 2001 compared to the pretax earnings of $178 million for the nine month period ended June 30, 2000.

         12. As a result of the losses associated with Prism and the Comdisco Ventures group, the Debtors' cash reserves, overall financial performance and financial condition were negatively impacted. As a result, in part, of the erosion of the Ventures group's business and the losses associated with Prism, the Company's debt ratings were downgraded below investment grade and the Company lost access to the commercial paper market. In order to retire commercial paper obligations and other scheduled debt maturities and to finance operations, Comdisco borrowed the remaining availability under the prepetition credit agreements in April, 2001.

         13. Another fundamental challenge faced by the Debtors was the tenor of their debt structure, which involved relatively short-term debt maturities over the next several years and longer-term lease and financing obligations associated with their principal business products. Accordingly, although the Debtors' operations generally generate sufficient cash to meet their working capital needs, without access to the commercial paper market, the Debtors could not generate sufficient cash to retire all of the debt maturities scheduled to be repaid during 2001 and 2002. As a result of these challenges, in early 2001, the Debtors retained Goldman Sachs & Co. ("GSC") and McKinsey & Co. ("McKinsey") to evaluate strategic alternatives, including the sale of all or a portion of the Debtors' businesses. This strategic review led to the announcement concerning the sale of the Availability Solutions business and the evaluation of the potential sale of one or more of the Leasing business units through court-approved competitive bidding procedures.

D.       Plan and Disclosure Statement

         14. On April 26, 2002, the Debtors filed their Joint Plan of Reorganization (the "Plan") and Disclosure Statement (the "Disclosure Statement) with respect to the Plan (collectively, the "Plan and Disclosure Statement"). A hearing on the Disclosure Statement is scheduled for May 31, 2002. The Debtors anticipate that they will solicit votes on the Plan prior to July 30, 2002 and will seek confirmation of the Plan on July 30, 2002.

                               RELIEF REQUESTED

         15. By this Motion, the Debtors seek the Court's approval and authorization, under sections 105(a) and 363(b)(1) of the Bankruptcy Code, of a stay bonus plan (the "Stay Bonus Plan") and a management incentive plan (the "Management Incentive Plan") (collectively, the "Programs"). The Stay Bonus Plan was designed to provide incentives for the Debtors' essential support and professional staff to remain in the Debtors' employ throughout the pendency of these chapter 11 cases and the execution of the Debtors' Plan. The Management Incentive Plan was designed to provide incentive compensation to certain key employees tied to various performance-based criteria related to maximizing the value of the Debtors' estates.

         16. The Debtors have concluded in their business judgment that it is essential that critical employees be retained and remain motivated to execute the Debtors' post-emergence business strategies. The Programs were designed to minimize management and other key employee turnover by providing incentives for employees, including senior management, to remain in the Debtors' employ.(1) Retaining these key employees will enable the Debtors to effectively implement the Plan and to maximize recoveries under the Plan.

                               BASIS FOR RELIEF

A.       Need for the Programs

         17. The Plan sets forth a strategy through which the Debtors intend to run off or sell their remaining Leasing portfolios, Ventures, European operations and other assets. In order to maximize recoveries under the Plan, it is essential that critical employees be retained and remain motivated to execute the Debtors' post-emergence business strategies under the Plan. Specifically, the Debtors believe that value can be maximized in connection with the run off or sale of the various segments of the Debtors' assets by leveraging the long-standing relationships that the Debtors' current employees have in the marketplace. Thus, the Debtors have developed a comprehensive compensation program that includes the Management Incentive Plan, which is designed to retain key employees and incentivize them to maximize the value of the estates at each of the business units and at the corporate headquarters and the Stay Bonus Plan, which is designed to retain essential support and professional staff. A summary of the costs of, and number of employees associated with, the Programs is attached as Exhibit A.(2)

         18. The Programs are designed to provide stability and the appropriate incentives for employees to maintain their employment with the Debtors through the implementation of the Plan. In essence, the employees need to know what they will be paid for maintaining their employment with the Debtors. The Programs are designed to clearly set forth compensation incentives both for length of stay and for performance. Additionally, the Programs recognize that the participant employees will have shifting and expanding responsibilities as a result of the implementation of the Plan. To maximize recovery through a run off, employees will need to utilize their existing business knowledge and relationships and shift their focus to managing existing business and maximizing recoveries from that of building long term relationships. The Debtors seek to incentivize employees to stay despite such demands.

         19. The Management Incentive Plan is designed to compensate employees who effectively work to maximize recovery under the Plan. Compensation to employees under the Management Incentive Plan increases only if the recovery to stakeholders under the Plan increases. The Management Incentive Plan thus aligns the interests of eligible employees with that of stakeholders - to maximize recovery.

         20. The Programs have been heavily negotiated with (and have the approval of) the Creditors' Committee. Additionally, information regarding the Programs was provided to the Equity Committee beginning on March 8, 2002 and the Programs are further described in the Disclosure Statement, thus providing the Equity Committee with ample opportunity to comment. The Debtors also worked closely with their financial advisors, the Human Capital Group of Arthur Andersen (now the Human Capital Advisory Services Group of Deloitte & Touche), to develop the Programs and assess the reasonableness of the Programs and their necessity in the marketplace. As a result, the Programs represent a strategic, well-targeted program designed to maximize employee incentive to remain with the Debtors throughout the run off or sale of the remaining businesses and to maximize the value to the estates.

B.       The Stay Bonus Plan

         21. The Stay Bonus Plan is a retention program covering approximately 426 employees, including 65 European employees, and is designed to retain essential support and professional personnel who assist managers and key employees most directly responsible for the success of the Plan. Support and professional employees in the business units are essential to continuing operations, servicing contracts and supporting the run off of the Leasing portfolio and other assets. Support and professional employees in the corporate department maintain the systems and perform other functions critical to continuing the operations of the entire Company throughout the Plan period.

         22. Eligible participants under the Stay Bonus Plan will accrue one week's salary for every two weeks of work after April 1, 2002. One-half of such accrued benefits will be paid in two semiannual installments to be paid each year on or about May 15 and November 15 (with the first such payment to be made on November 15, 2002). The remaining one-half will be paid upon job termination other than for cause or voluntary resignation. The total cost of the Stay Bonus Plan is expected to be approximately $18.5 million. Employees eligible for the Stay Bonus Plan are not eligible to participate in the Management Incentive Plan. The Stay Bonus Plan replaces any prior bonus/incentive/commission compensation programs for which such employees would have been eligible, with the exception of any payments with respect to previously approved retention programs and payments from the previously approved chairman's discretionary fund.

C.       The Management Incentive Plan

         23. The Management Incentive Plan covers key managers and employees directly responsible for the overall direction of a particular business unit and the results achieved within that business unit. Additionally, the Management Incentive Plan covers key corporate employees whose services are required to facilitate business operations and to administer claims and related chapter 11 matters. The Management Incentive Plan replaces any prior bonus/incentive/commission compensation programs for which such employees would have been eligible. Employees who voluntarily terminate their employment prior to their respective payment dates under the Management Incentive Plan, as set forth in more detail below, or are terminated for cause are not eligible for any payments from these plans that have not already been paid, with the exception of any payments with respect to previously approved retention programs and payments from the previously approved chairman's discretionary fund.

         24. The Management Incentive Plan is tailored to provide appropriate levels of compensation to key employees in each of the reorganized Debtors' business units - U.S. Leasing, Ventures, European Leasing and Corporate Asset Management Group - as well as at the corporate level. While the award opportunities differ for each of these units, the Management Incentive Plan as a whole is intended to provide adequate compensation for retention of key employees within a unit as that unit moves toward its post-emergence business targets and to provide additional performance-based reward opportunities if those targets are exceeded.

         25. The Management Incentive Plan establishes varying levels of incentive compensation depending upon whether a given business unit reaches its "threshold target" or "business plan target." A threshold target and a higher business plan target have been established for each of the business units as is described below in more detail. For purposes of measuring achievement relative to threshold or plan, cash flows will be discounted using rates specified in each business unit plan at the time the cash is distributed to creditors. However, prior to the initial distribution following confirmation, the incremental cash that would otherwise have been available for distribution at the end of each month will be discounted at the appropriate discount rate from the end of that month to April 1, 2002.

         (1)      U.S. Leasing

         26. The Management Incentive Plan for the U.S. Leasing unit covers approximately 32 key employees. All participants under this plan are eligible to receive semiannual performance bonuses, and approximately 22 of these employees are eligible to receive "upside" sharing opportunities. The Debtors have set a Leasing threshold target of approximately $571 million and a business plan target of approximately $649 million on a present value basis using an appropriate discount rate to April 1, 2002.

         27. The semiannual performance bonus component is designed to reward employees for meeting specified business objectives. Participants who meet their specified objectives will accrue bonuses up to a certain percentage of their annual base salary for each six months of employment after April 1, 2002. These percentages are based on position and range from 50-100% of annual base salary. For participants eligible for an upside sharing bonus, after the end of fiscal year 2003, these semi-annual bonus percentages shall be reduced by one-half. For participants other than sales personnel, one-half of the participant's accrued bonus will be paid semi-annually on or about May 15 and November 15 of each year (with the first such payment to be made on November 15, 2002); the remaining one-half will be paid upon job termination other than for cause or voluntary resignation. Sales personnel will receive the entire accrued bonus amount at each semi-annual payment date.

         28. Debtors' management will evaluate whether a given participant has attained the specified performance objectives. One-half of the bonus amount will be determined by management's assessment of individual job performance. The other one-half of the bonus amount will be dependent upon meeting the business unit's cumulative cash-flow objectives necessary to achieve the targeted threshold and plan recoveries.

         29. For the cash flow component, participants are eligible to receive a range of 70% of their cash flow bonus amount (if the unit reaches 90% of the threshold target amount for that time period, on a cumulative basis) to 100% of their cash flow bonus amount (if the unit reaches or exceeds the business plan target amount for that time period, on a cumulative basis). If the unit does not achieve 90% of the threshold target for that time period, on a cumulative basis, participants are not eligible to receive a cash flow bonus amount. For example, for a manager with an annual salary of $80,000 and a semi-annual bonus of 75% of base salary, if the business unit reaches 90% of its cumulative threshold target amount for a given time period, on a cumulative basis, the employee's cash flow bonus amount would be $21,000 ($80,000 x 75% x 70% x 50%). Additionally, if Debtors' management has determined that the employee's job performance merits a full individual performance bonus, the eligible participant would receive an individual performance bonus of $30,000 ($80,000 x 75% x 100% x 50%). Thus, the total semi-annual bonus for this eligible participant would be $51,000, one-half of which would be paid at the semi- annual payment date and one-half of which would be paid upon job termination (other than for cause or voluntary resignation).

         30. If an employee is terminated (other than for cause or voluntary resignation) between semi-annual payment dates, the employee also will receive a prorated portion of the amount that would otherwise be due on the next semi-annual payment date. The total maximum cost of the semi-annual bonus component for eligible U.S. Leasing employees is approximately $8.8 million.

         31. In addition, approximately 22 participants are eligible to share at predetermined levels in the "upside" of the performance of the post-emergence U.S. Leasing unit. This element of compensation is designed to directly incentivize participants to maximize the present value recovery in connection with the run off of the U.S. Leasing business - the greater the present value recovery, the greater the incentive compensation. If the threshold target is not achieved, eligible participants will not receive any upside sharing compensation. If the threshold target is exceeded, eligible participants would share in a pool funded as follows:

% Above Threshold/         Sharing       Maximum          Maximum Total
% of Plan                  Percentage    Incremental      Incentive Payment(3)
                                         Incentive
                                         Payment
0-2% above threshold       3%            $0.3 million     $0.3 million
($571-580 million)
2-3% above threshold       7%            $0.6 million     $0.9 million
($580-589 million)
3-5% above threshold       11%           $1.0 million     $1.9 million
($589-598 million)
5-8% above threshold       16%           $3.0 million     $4.9 million
($598-617 million)
8% above threshold to      18%           $5.8 million     $10.7 million
plan ($617-649 million)
100-104% of plan ($649-    18%           $4.7 million     $15.4 million
675 million)
104-106% of plan ($675-    16%           $2.1 million     $17.5 million
688 million)
106-110% of plan ($688-    14%           $3.6 million     $21.1 million
714 million)
110-114% of plan ($714-    12%           $3.1 million     $24.2 million
740 million)
114-115% of plan ($740-    10%           $0.6 million     $24.8 million
746 million)
115-116% of plan ($746-    7%            $0.5 million     $25.3 million
753 million)
116% of plan and above     5%            5% of            $25.3 million plus 5%
(over $753 million)                      incremental      of incremental value
                                         value            over $753 million

         32. Participants will be considered fully vested in the upside sharing plan when 75% or greater of the total present value recovery has been realized. "Fully vested" means that the participants will receive their full share in the upside sharing plan at the "End of Term" when upside sharing is distributed.(4) All other salary and bonus amounts which would have otherwise been earned subsequent to termination, and until the End of Term, will not be paid. If terminated (without cause) prior to achievement of 75% of the total present value recovery, participants will receive a pro rata share of the upside sharing amount based on the percentage of total present value recovery achieved at the time of that participant's termination, such pro rata share to be paid at the End of Term. However, if prior to termination such employee satisfactorily performed and completed substantially all duties for which such employee is responsible under the plan and at least 50% of the total present value recovery has been achieved, then such employee will be considered fully vested. There will be no payment if the participant resigns voluntarily or is terminated for cause. Upside sharing payments will not be made until End of Term.

         33. If substantially all of the U.S. Leasing assets are sold (including a stock sale) prior to the unit achieving its business plan target, and assuming that performance is either tracking with plan or exceeding plan, then participants will receive the greater of (a) the upside sharing payout at plan target (as set forth in the chart above) or (b) the upside sharing amount (as set forth in the chart above) if the sale proceeds exceed the plan target. In this case, upside sharing amount payments will be made on a present value basis (i.e., discounted from the plan End of Term to the date of payment utilizing the applicable discount rate).

         (2)      Ventures

         34. The Management Incentive Plan for the Ventures unit covers approximately 25 key employees. This program is structured similarly to that for the U.S. Leasing unit and includes a semiannual performance bonus and an upside sharing opportunity. The Debtors have set a Ventures threshold target of approximately $376 million and a business plan target of approximately $427 million on a present value basis using an appropriate discount rate to April 1, 2002.

         35. The semiannual performance bonus component is designed to reward employees for meeting specified business objectives. Participants who meet their specified objectives will accrue bonuses up to a certain percentage of their annual base salary for each six months of employment after April 1, 2002. These percentages are based on position and range from 37.5-50% of annual base salary. For participants eligible for an upside sharing bonus, after the end of fiscal year 2003, these semi-annual bonus percentages shall be reduced by one-half. One-half of the participant's accrued bonus will be paid semi-annually on or about May 15 and November 15 of each year (with the first such payment to be made on November 15, 2002); the remaining one-half will be paid upon job termination other than for cause or voluntary resignation.

         36. Debtors' management will evaluate whether a given participant has attained the specified performance objectives. One-half of the bonus amount will be determined by management's assessment of individual job performance. The other one-half of the bonus amount will be dependent upon meeting the business unit's cumulative cash-flow objectives necessary to achieve the targeted threshold and plan recoveries.

         37. For the cash flow component, participants are eligible to receive a range of 70% of their cash flow bonus amount (if the unit reaches 90% of the threshold target amount for that time period, on a cumulative basis) to 100% of their cash flow bonus amount (if the unit reaches or exceeds the business plan target amount for that time period, on a cumulative basis). If the unit does not achieve 90% of the threshold target for that time period, on a cumulative basis, participants are not eligible to receive a cash flow bonus amount.

         38. If an employee is terminated (other than for cause or voluntary resignation) between semi-annual payment dates, the employee also will receive a prorated portion of the amount that would otherwise be due on the next semi-annual payment date. The total maximum cost of the semi-annual bonus component for eligible Ventures employees is approximately $4 million.

         39. The upside sharing opportunities for the key Ventures employees has been established at predetermined levels and is based upon exceeding targeted present value recovery in connection with the run off of the Ventures portfolio. If the threshold target is not achieved, eligible participants will not receive any upside sharing compensation. If the threshold target is exceeded, eligible participants would share in a pool funded as follows:

% Above Threshold/           Sharing       Maximum         Maximum Total
% of Plan                    Percentage    Incremental     Incentive Payout(5)
                                           Incentive
                                           Payout
0-2% above threshold         5%            $0.4 million    $0.4 million
($376-384 million)
2-9% above threshold         10%           $2.6 million    $3.0 million
($384-410 million)
9-13% above threshold        12.5%         $1.9 million    $4.9 million
($410-425 million)
13% above threshold to       15%           $0.3 million    $5.2 million
plan ($425-427 million)
100-105% of plan ($427-      15%           $3.2 million    $8.4 million
448 million)
105-110% of plan ($448-      12.5%         $2.7 million    $11.1 million
470 million)
110-115% of plan ($470-      10%           $2.1 million    $13.2 million
491 million)
115% of plan and above       5%            5% of           $13.2 million plus 5%
(over $491 million)                        incremental     of incremental value
                                           value           over $491 million

         40. In addition, the Ventures leasing portfolio includes the ability to realize value on warrants and equity issued to the Debtors by various Ventures' portfolio customers. The value of these warrants and equity is highly speculative. The Debtors have designed the plan to incentivize participants in the Ventures Management Incentive Plan to create potential value opportunities in the Debtors' warrant and equity positions through restructuring the obligations and repricing of warrants while seeking to maximize the value of the portfolio. Because the value of warrants and equity is significantly dependent upon market factors which are outside of the employee's control, the Debtors have sought to incentivize participants without overly compensating such participants if a higher range of warrant and equity values should be realized. Therefore, only 25% of every dollar realized in both warrant and equity proceeds contributes toward achieving the threshold and plan targets. Additionally, no more than 10% of the present value recovery may come from warrant proceeds and no more than 10% of the present value recovery may come from equity proceeds.

         41. Participants will be considered fully vested in the upside sharing plan when 75% or greater of the total present value recovery has been realized. "Fully vested" means that the participants will receive their full share in the upside sharing plan at the End of Term(6) when upside sharing is distributed. All other salary and bonus amounts which would have otherwise been earned subsequent to termination, and until the End of Term, will not be paid. If terminated (without cause) prior to achievement of 75% of the total present value recovery, participants will receive a pro rata share of the upside sharing amount based on the percentage of total present value recovery achieved at the time of that participant's termination, such pro rata share to be paid at the End of Term. There will be no payment if the participant resigns voluntarily or is terminated for cause. Upside sharing payments will not be made until End of Term.

         42. If substantially all of the Ventures assets are sold (including a stock sale) prior to the unit achieving its business plan target, and performance is either tracking with plan or exceeding plan, then participants will receive the greater of (a) the upside sharing payout at plan target (as set forth in the chart above) or (b) the upside sharing amount (as set forth in the chart above) if the sale proceeds exceed the plan target. In this case, upside sharing amount payments will be made on a present

         (3)      Europe

         43. In addition to previously approved and implemented country-specific retention programs, the Chief Executive Officer and the Chief Financial Officer of European operations are eligible to participate in the European Management Incentive Plan. The European Management Incentive Plan is structured around meeting separate objectives for the core European countries (i.e., Germany and France) and the remaining non-core European countries.

         44. With respect to the core European countries, the two participants are eligible to receive a bonus of 1.5 to 2 times base salary in connection with a sale of those business units depending upon percentage of Net Book Value(7) realized and speed of closing a transaction. The total maximum cost of this program in the event of a sale of core European countries is approximately $1.4 million.

         45. If a sale of the core European business cannot be timely effectuated or a decision is made to abandon a sale process, then the foregoing sale compensation plan will not be operative. In its place, the following would apply: (a) the two participants would be eligible to receive a semiannual performance bonus of up to 75% of base salary if other business objectives related to an orderly liquidation are satisfied by the participants (payments will be made retroactive to April 1, 2002 and (b) the two participants would receive a one-time payment of up to 100% of base salary if more than 75% of book value is ultimately realized on the core European assets. The maximum cost of the orderly liquidation program will not exceed $1.4 million per year during the orderly liquidation period.

         46. With respect to the non-core European businesses, the two participants are eligible to receive a bonus payment of up to 50% of base salary if the leasing portfolios in those countries are either sold, orderly liquidated or consolidated into the core countries and the respective offices are closed by December 31, 2002.

         47. All other employees in the core and non-core European countries are eligible to participate in one or more retention or incentive programs with a total aggregate cost of up to approximately $5.7 million.

         (4)      Corporate Asset Management Group

         48. Five key employees are eligible to participate in a Management Incentive Program relating to the corporate assets not included in U.S. Leasing, Ventures or European operations including the assets excluded from previously sold businesses (i.e., Electronics, Laboratory and Scientific and Healthcare). This program also includes a semiannual performance bonus and an upside sharing opportunity. The Debtors have set a Corporate Asset Management Group threshold target of approximately $465 million and a business plan target of approximately $527 million on a present value basis using an appropriate discount rate to April 1, 2002.

         49. The semiannual performance bonus component is designed to reward employees for meeting specified business objectives. Participants who meet their specified objectives will accrue bonuses up to a certain percentage of their annual base salary for each six months of employment after April 1, 2002. These percentages are based on position and range from 50-75% of annual base salary. For participants eligible for an upside sharing bonus, after the end of fiscal year 2003, these semi-annual bonus percentages shall be reduced by one-half. One-half of the participant's accrued bonus will be paid semi-annually on or about May 15 and November 15 of each year (with the first such payment to be made on November 15, 2002); the remaining one-half will be paid upon job termination other than for cause or voluntary resignation.

         50. Debtors' management will evaluate whether a given participant has attained the specified performance objectives. One-half of the bonus amount will be determined by management's assessment of individual job performance. The other one-half of the bonus amount will be dependent upon meeting the business unit's cumulative cash-flow objectives necessary to achieve the targeted threshold and plan recoveries.

         51. For the cash flow component, participants are eligible to receive a range of 70% of their cash flow bonus amount (if the unit reaches 90% of the threshold target amount for that time period, on a cumulative basis) to 100% of their cash flow bonus amount (if the unit reaches or exceeds the business plan target amount for that time period, on a cumulative basis). If the unit does not achieve 90% of the threshold target for that time period, on a cumulative basis, participants are not eligible to receive a cash flow bonus amount.

         52. If an employee is terminated (other than for cause or voluntary resignation) between semi-annual payment dates, the employee also will receive a prorated portion of the amount that would otherwise be due on the next semi-annual payment date. The total maximum cost of the semi-annual bonus component for eligible Corporate Asset Management Group employees is approximately $1.4 million.

         53. Three of the five Management Incentive Plan eligible employees in the Corporate Asset Management Group will share in the upside sharing opportunities for the Corporate Asset Management Group employees based upon exceeding targeted present value recovery in connection with the sale of all corporate assets not included in U.S. Leasing, Ventures or European operations including the assets excluded from previously sold businesses (i.e., Electronics, Laboratory and Scientific and Healthcare). If the threshold target is not achieved, eligible participants will not receive any upside sharing compensation. If the threshold target is exceeded, eligible participants would share in a pool funded as follows:


% Above Threshold/         Sharing      Maximum          Maximum Total
% of Plan                  Percentage   Incremental      Incentive Payout(8)
                                        Incentive
                                        Payout

0-6% above threshold       1%           $0.3 million     $0.3 million
($464-492 million)
6-12% above threshold      1.25%        $0.3 million     $0.6 million
($492-520 million)
12% above threshold to     1.5%         $0.1 million     $0.7 million
plan ($520-527 million)
100-110% of plan ($527-    1.5%         $0.8 million     $1.5 million
580 million)
110-115% of plan ($580-    1.125%       $0.3 million     $1.8 million
606 million)
115-120% of plan ($606-    0.75%        $0.2 million     $2.0 million
632 million)
120% of plan and above     0.375%       0.375% of        $2.0 million plus
(over $632 million)                     incremental      0.375% of incremental
                                        value            value over $632
                                                         million

         54. Two of the five Management Incentive Plan eligible employees in the Corporate Asset Management Group are eligible to share in 5% of the upside realized from the sale of specific Electronics and Laboratory and Scientific inventory in excess of a threshold target of $29 million and a plan target of $38.4 million. The anticipated cost of this program at plan is approximately $0.4 million. For these two participants, the upside sharing bonus is capped at an achievement of 150% of the plan target.

         55. Participants will be considered fully vested in either of the Corporate Asset Management upside sharing plans when 75% or greater of the total present value recovery has been realized. "Fully vested" means that the participants will receive their full share in the upside sharing plan at the End of Term when upside sharing is distributed. All other salary and bonus amounts which would have otherwise been earned subsequent to termination, and until the End of Term will not be paid. If terminated (without cause) prior to achievement of 75% of the total present value recovery, participants will receive a pro rata share of the upside sharing amount based on the percentage of total present value recovery achieved at the time of that participant's termination, such pro rata share to be paid at the End of Term. There will be no payment if the participant resigns voluntarily or is terminated for cause. Upside sharing payments will not be made until End of Term.

         56. If substantially all of the Corporate Asset Management Group assets are sold (including a stock sale) prior to the unit achieving its business plan target, and assuming that performance is either tracking with plan or exceeding plan, then participants will receive the greater of (a) the upside sharing payout at plan target (as set forth in the chart above) or (b) the upside sharing amount (as set forth in the chart above) if the sale proceeds exceed the plan target. In this case, upside sharing amount payments will be made on a present value basis (i.e., discounted from the plan End of Term to the date of payment utilizing the applicable discount rate).

         (5)      Corporate

         57. Approximately 17 division executives and members of corporate management whose services facilitate the overall functioning of the Company's operations (i.e., areas such as information systems, legal, finance, and human resources) are eligible to participate in a semiannual performance bonus plan.(9) Approximately 10 employees are eligible to participate in an additional incentive pool based on meeting certain claims reduction targets.

         58. The semiannual performance bonus component is designed to reward employees for meeting specified business objectives. Participants who meet their specified objectives will accrue bonuses up to a certain percentage of their annual base salary for each six months of employment after April 1, 2002. These percentages are based on position and range from 50-150% of annual base salary. For the Chief Executive Officer, the semi-annual bonus shall be reduced by one-half after fiscal year 2003. One-half of the participant's accrued bonus will be paid semi- annually on or about May 15 and November 15 of each year (with the first such payment to be made on November 15, 2002); the remaining one-half will be paid upon job termination other than for cause.

         59. One-half of the bonus amount will be determined by an assessment of individual job performance. For the Chief Executive Officer, this assessment is made by the Company's Board of Directors; for all other participant's this assessment is made by the Chief Executive Officer. The other one-half of the bonus amount will be dependent upon meeting the business unit's cumulative cash-flow objectives necessary to achieve the targeted threshold and plan recoveries. The Debtors have set a consolidated corporate threshold target of approximately $1,511 million and a plan target of approximately $1,717 million on a present value basis using various discount rates to April 1, 2002 .

         60. For the cash flow component, participants are eligible to receive a range of 70% of their cash flow bonus amount (if corporate reaches 90% of the threshold target amount for that time period, on a cumulative basis) to 100% of their cash flow bonus amount (if corporate reaches or exceeds the business plan target amount for that time period, on a cumulative basis). If corporate does not achieve 90% of the threshold target for that time period, on a cumulative basis, participants are not eligible to receive a cash flow bonus amount.

         61. If an employee is terminated (other than for cause or voluntary resignation) between semi-annual payment dates, the employee also will receive a prorated portion of the amount that would otherwise be due on the next semi-annual payment date. The total maximum cost of the semi-annual bonus component for eligible corporate employees is $9.9 million.

         62. The Chief Executive Officer is incentivized to maximize overall recovery by an upside sharing bonus opportunity based upon exceeding targeted present value recovery for the consolidated Company. As discussed above, the Debtors have set a consolidated corporate threshold target of approximately $1,511 million and a consolidated corporate plan target of approximately $1,717 million on a present value basis using various discount rates to April 1, 2002 . For purposes of measuring achievement, value realized through warrant and equity positions will be included at full value because the consolidated corporate threshold and plan targets include estimates of the full value to be realized from warrants and equity. If the threshold target is not achieved, the Chief Executive Officer will not receive any upside sharing compensation. If the threshold target is exceeded, the Chief Executive Officer will receive an upside bonus amount as follows:

% Above Threshold/           Percentage   Maximum          Maximum Total
% of Plan                                 Incremental      Incentive Payout(10)
                                          Incentive
                                          Payout
0-3% above threshold         0.25%        $0.1 million     $0.1 million
($1,511-1,556 million)
3-6% above threshold         0.4%         $0.2 million     $0.3 million
($1,556-1,602 million)
6-10% above threshold        0.6%         $0.4 million     $0.7 million
($1,602-1,662 million)
10% above threshold to       0.8%        $0.4 million     $1.1 million
plan ($1,662-1,717
million)
100-110% of plan             0.72%       $1.2 million     $2.3 million
($1,717-1,889 million)
110-115% of plan             0.5%        $0.4 million     $2.7 million
($1,889-1,975 million)
115-120% of plan             0.3%        $0.3 million     $3.0 million
($1,975-2,060 million)
120% of plan and above       0.2%        0.2% of          $3.0 million plus 0.2%
(over $2,060 million)                    incremental      of incremental value
                                         value            over $2,060 million

         63. The Chief Executive Officer will be considered fully vested in the upside sharing plan when 75% or greater of the total present value recovery has been realized. "Fully vested" means that the Chief Executive Officer will receive his full share in the upside sharing plan at the End of Term when upside sharing is distributed. All other salary and bonus amounts which would have otherwise been earned subsequent to termination, and until the End of Term, will not be paid. If terminated (without cause) prior to achievement of 75% of the total present value recovery, the Chief Executive Officer will receive a pro rata share of the upside sharing amount based on the percentage of total present value recovery achieved at the time of the Chief Executive Officer's termination, such pro rata share to be paid at the End of Term. There will be no payment if the participant resigns voluntarily or is terminated for cause. Upside sharing payments will not be made until End of Term.

         64. If substantially all of the consolidated corporate assets are sold (including a stock sale) prior to achieving its business plan target, and assuming that performance is either tracking with plan or exceeding plan, then the Chief Executive Officer will receive the greater of (a) the upside sharing payout at plan target (as set forth in the chart above) or (b) the upside sharing amount (as set forth in the chart above) if the sale proceeds exceed the plan target. In this case, upside sharing amount payments will be made on a present value basis (i.e., discounted from the plan End of Term to the date of payment utilizing various applicable discount rates).

         65. In addition, the approximately ten corporate management and staff participants with direct line responsibility for claims management are eligible to participate in an incentive pool based on reducing off-balance sheet claims and tax claims filed in these chapter 11 cases. To the extent that those claims are ultimately reduced to below a threshold of $267 million (excluding SIP Claims), participants in this program are eligible to share in a graduated incentive pool (capped at 100% of base salary) as follows:

Claims Amount      Incremental       Incremental Bonus     Total Bonus Pool
                   Management %      Pool
                   Share
$267 million       0%                $0                    $0
(threshold)
$217 million       .5%               $0.2 million          $0.2 million
$167 million       .75%              $0.4 million          $0.6 million
(plan)
$117 million       1.0%              $0.5 million          $1.1 million
$67 million        2.0%              $1.0 million          $2.1 million

In the event the Bankruptcy Court permits additional late-filed claims to participate in the estates, the Debtors in consultation, as appropriate, with either the Statutory Committees or the Board of Directors will adjust the above plan or create a supplemental plan to incentivize the reduction of such late-filed claims substantially as set forth above.

D.       Severance

         66. In order to provide appropriate severance compensation for senior key executives and senior managers who are new to the Company, the Debtors have established an enhanced severance plan. Designated senior executives (i.e., business unit heads, corporate executive vice presidents and the Chief Financial Officer of European operations) and designated senior managers (i.e., portfolio and sales team leaders, corporate senior managers, etc.) are eligible for the plan. The plan will pay the greater of (1) the regular severance program (based on length of service) or (2) either (a) 100% of base salary for senior executives and 50% of base salary for senior managers, as designated, if terminated (other than for cause) within twelve months of emergence from the chapter 11 cases or (b) 50% of annual base salary for senior executives and 25% of annual base salary for senior management, as designated, if terminated (other than for cause) after twelve months of emergence from the chapter 11 cases.

         67. For participants in the enhanced severance plan, the semi-annual bonus plan, or upside sharing plan, whose total compensation over the time period from April 1, 2002 to their termination date exceeds 300% of their total base salary over the same time period, their end of term payment will be reduced by such excess up to a maximum reduction equal to the total severance amount. Participants whose end of term payments have not been reduced by the full amount of severance, as stated above, will receive their severance payments in monthly installments following termination. To be eligible for each monthly severance installment, each employee must certify to the Company that they have not obtained employment or that their post-Comdisco base compensation is less than what their base compensation would have been if still employed by the Company (in which case the monthly severance installment would be reduced by the compensation received from their other employment).

         68. In July 2001, the Debtors filed a motion and received approval from the Bankruptcy Court to retain the Company's regular severance plan. This program will continue for all employees except those eligible for an enhanced severance plan (as described above) or an executive severance program (as follows) or who participate in the semi-annual bonus or upside sharing plan. In August 2001, the Debtors received Bankruptcy Court Approval for an executive severance program. Any employee who was designated as eligible for this program will no longer be eligible if he or she participates in the Management Incentive Plan. Employees who remain eligible for an executive severance program and participate in the Stay Bonus Plan will continue to participate in the approved executive severance program for six months following confirmation of the Plan and emergence from the chapter 11 cases. There will be no severance for voluntary resignations. In addition, all other employees will continue to be eligible for the Company's regular severance plan.

E.       Consulting Agreement

         69. The Debtors propose to enter into a consulting agreement (the "Consulting Agreement") with William Pontikes (the "Consultant"), to provide high- level consulting services associated with the implementation of the Debtors' post- emergence business strategy, in lieu of the Consultant's participation in the Management Incentive Plan. While the Debtors believe that the Consulting Agreement is within the ordinary course of business, because the Consultant has a long-standing relationship with the Company and is currently a director and was formerly a senior officer of the Company, out of an abundance of caution, the Debtors are seeking the Court's approval for the Consulting Agreement. The Debtors seek to enter into the Consulting Agreement because of the Consultant's unique knowledge of the Company, relationships with the Company's employees and customers and ability to help maximize the value of the estates through the implementation of the Plan.

         70. The Consulting Agreement includes, without limitation, the following terms:(11)

         TERM: No more than 24 months, commencing on the earlier of (a) the effective date of the plan, (b) the date when the Consultant ceases to be employed by the Company, or (c) August 1, 2002.

         SERVICES: The Consultant shall provide on-site assistance and spearhead special assignments as directed by the President, Chief Executive Officer or other designated officer of the Company.

         BASE COMPENSATION: The Consultant will be compensated with a base salary of $275,000 per year.

         INCENTIVE COMPENSATION: The Consultant will also be eligible for incentive compensation of: (a) an emergence bonus of $68,750 following the Company's emergence from the chapter 11 cases; (b) a $137,500 annual bonus, contingent on meeting certain performance objectives established by the Company's Chief Executive Officer, one-half of which is payable semi- annually and one-half of which is payable at End of Term; (c) an upside sharing bonus in the amount of
         (i) $495,000 if the corporate plan described in Section C(5) is achieved or exceeded or (ii) $742,500 if the corporate plan described in Section C(5) is exceeded by 10% or more.

         SIP: 50% of any upside sharing bonus will be applied toward the Consultant's remaining obligation under the SIP. The Consultant will receive a 60% reduction in his SIP obligation, provided the Consultant releases the Company from all SIP-related claims and SIP-related stock interests and all other claims and pays, within 30 days of receipt of the Consultant's last employee compensation earnings from the Company, the Consultant's outstanding SIP obligation. Reduction of SIP obligation is reduced to 20% if Consultant terminates the Consulting Agreement or Comdisco terminates the Agreement for cause.

The Consulting Agreement also contains further standard terms and provisions, including, without limitation, those governing termination, non-competition, non- solicitation and confidentiality.

                             APPLICABLE AUTHORITY

         71. Bankruptcy Code section 363(b)(1) permits a debtor-in-possession to use property of the estate "other than in the ordinary course of business" after notice and a hearing. 11 U.S.C. ss. 363(b)(1). Additionally, Bankruptcy Code section 105(a) allows this Court to "issue any order, process, or judgment that is necessary or appropriate to carry out the provisions of [the Bankruptcy Code]." 11 U.S.C. ss. 105(a).

         72. This Court should approve and authorize the Programs. This relief can be granted outside the ordinary course of business if the Debtors demonstrate a sound business justification for obtaining it. See In re Lionel Corp., 722 F.2d 1063, 1071 (2d Cir. 1983) (business judgment rule requires a finding that a good business reason exists to grant a debtor's application under section 363(b)); In re Delaware Hudson Ry. Co., 124 B.R. 169, 179 (Bankr. D. Del. 1991).

         73. Once the Debtors articulate a valid business justification, "[t]he business judgment rule 'is a presumption that in making a business decision the directors of a corporation acted on an informed basis, in good faith and in the honest belief that the action was in the best interests of the company.'" In re Integrated Resources, Inc., 147 B.R. 650, 656 (S.D.N.Y.
1992) (quoting Smith v. Van Gorkom, 488 A.2d 858, 872 (Del. 1985)).

         74. The business judgment rule has vitality in chapter 11 cases and shields a debtor's management from judicial second-guessing. Id.; In re Johns-Manville Corp., 60 B.R. 612, 615-16 (Bankr. S.D.N.Y. 1986) ("[T]he Code favors the continued operation of a business by a debtor and a presumption of reasonableness attaches to a Debtor's management decisions.").

         75. Given the importance of the Debtors' employees to the Debtors' Plan of Reorganization, this Court should approve the relief requested herein. Courts in this District and others have recognized the needs of chapter 11 debtors to retain their employees in order to assure continued business functions in chapter 11 and therefore have approved retention, incentive, and severance programs under Bankruptcy Code section 363(b)(1) similar to those proposed herein (each program, of course, being tailored to the needs of particular debtors) as a proper exercise of a debtor's business judgment. See, e.g., In re Outboard Marine Corporation, Case No. 00-37405 (Bankr. N.D. Ill. Dec. 22, 2000); In re Sourceone Wireless, Inc., Case No. 99-13841 (Bankr. N.D. Ill. April 29, 1999); In re Long John Silver's Restaurants, Inc. No. 98-01164 (Bankr. D. Del. Aug. 18, 1998) (approving a $13 million employee retention program for top 26 management personnel); In re America West Airlines, Inc., 171 B.R. 674, 678 (Bankr. D. Ariz 1994) (holding that proposal to pay bonuses on confirmation of reorganization plan was exercise of debtor's sound business judgment); In re Interco, Inc., 128 B.R. 229, 234 (Bankr. E.D. Mo. 1991) (concluding that implementation of a critical employee retention plan was a proper exercise of debtor's business judgment). As part of its first day papers in this case, the Debtors sought, and this Court approved, the continuation of the Debtors' employee retention, bonus and severance plan. See In re Comdisco, Inc., Case No. 01-24795 (Bankr. N.D. Ill. Aug. 29, 2001).

         76. The Programs are critical to the Debtors' success in retaining employees necessary to implement the Plan. The Programs are necessary because of critical employees' need to know the level of compensation that they will achieve for continuing their employment with the Debtors through the implementation of the Plan. The Debtors' employees' knowledge of the existing business and their business relationships make them critical to the administration of the portfolios and the maximization of recovery to the estates. Finally, the Programs are designed to incentivize employees in maximizing the recovery to the Debtors' estates under the Plan.

         77. The Debtors have determined that the costs associated with the adoption of the Programs are more than justified by the benefits that the Debtors expect to realize from them, including boosting morale and discouraging resignations among key employees, as well as incentivizing employees to assist vigorously in maximizing the value of the Debtors' estates through the run off process.(12)

         78. The proposed relief will enable the Debtors to retain the knowledge, experience and loyalty of the key employees who are crucial to the Debtors' post- emergence business plans and the maximization of value of the assets. If key employees were to leave their current jobs at this critical point in the Debtors' chapter 11 cases, it would be impossible for the Debtors to replace the experience, knowledge and relationships that the employees have developed with respect to the Debtors' business. The maximum value of a run off will not be realized if those employees are not available to utilize that experience and knowledge and those relationships.

         79. Suitable new employees, even if available, would not have in-depth and historical knowledge of the Debtors' businesses. The time and costs incurred, and the learning curve necessarily involved in hiring replacements for key employees, outweigh the potential costs of payments made under the Programs.

         80. In sum, the Debtors have determined in the exercise of their business judgment that it is essential that the senior officers and other key employees continue to focus their efforts on supporting and maintaining the Debtors' reorganization efforts in the coming months. Accordingly, the Debtors believe that granting the relief requested in this Motion is in the best interests of the Debtors' estates, their creditors, and other interested parties.

         81. No previous request for the relief sought herein has been made to this Court or any other court.


         WHEREFORE, the Debtors respectfully request that the Court enter an order (i) approving and authorizing the Programs on the terms outlined herein, and (ii) granting such other and further relief as is just and proper.

Dated:   Chicago, Illinois           Respectfully submitted,
         May 24, 2002
                                     Comdisco, Inc., et al.,


                                     By: /s/ John Wm. Butler, Jr.
                                        ---------------------------------------
                                     John Wm. Butler, Jr. (ARDC No. 06209373)
                                     George N. Panagakis (ARDC No. 06205271)
                                     Felicia Gerber Perlman (ARDC No. 06210753)
                                     SKADDEN, ARPS, SLATE,
                                       MEAGHER & FLOM (ILLINOIS)
                                     333 West Wacker Drive, Suite 2100
                                     Chicago, Illinois  60606-1285
                                     (312) 407-0700

                                     Attorneys for the Debtors and
                                           Debtors in Possession


__________________

         (1) Pursuant to a Shared Investment Plan (the "SIP") 106 Comdisco managers took out approximately $109 million in full recourse, personal loans to purchase over six million shares of stock in Comdisco. Employees who participated in the SIP are not eligible to participate in (a) any upside sharing bonus described herein or (b) any other incentive compensation described herein to the extent that such incentive compensation exceeds such employee's existing contractual bonus entitlement, if any, unless such employee elects to accept the resolution of SIP indebtedness with respect to the SIP as set forth in the Plan, as may be amended.

         (2) It is contemplated that any amounts earned by participants under the Programs will be escrowed or otherwise legally segregated from the funds of the Debtors for the benefit of the participants prior to the payout dates. Additionally, as is explained in more detail in the Motion, participants may forfeit their rights to bonuses under the plans if they voluntarily terminate their employment or are terminated for cause. Disposition of forfeited monies as a result of voluntary resignation or for-cause termination shall be available for general corporate purposes as determined by the Company's Board of Directors.

         (3) Upside sharing amounts herein do not reflect any impact of adjustments as a result of severance payment reductions described in paragraph 67.

         (4) "End of Term" is when the plan is substantially completed (90-95%) and management has made, and the Board of Directors approved, a determination as to the disposition and value of the assets remaining in each respective business unit (i.e., by auction, liquidator, etc.).

         (5) Upside sharing amounts herein do not reflect any impact of adjustments as a result of severance payment reductions described in paragraph 67.

         (6) "End of Term" is when the plan is substantially completed (90-95%) and management has made, and the Board of Directors approved, a determination as to the disposition and value of the assets remaining in each respective business unit (i.e., by auction, liquidator, etc.). value basis (i.e., discounted from the plan End of Term to the date of payment utilizing the applicable discount rate).

         (7) "Net Book Value" means the net leased assets, receivables and inventory at the time of sale.

         (8) Upside sharing amounts herein do not reflect any impact of adjustments as a result of severance payment reductions described in paragraph 67.

         (9) In addition to being eligible for the Programs Gregory D. Sabatello shall have an employment agreement with the Company. Mr. Sabatello's employment agreement will include, without limitation, the following: (x) participation in the corporate plan portion of the Programs described in this Motion; (y) a guaranteed two-year term; and (z) if terminated prior to April 1, 2004, receipt of semi-annual bonus and base salary payments for period between termination date and April 1, 2004.

         (10) Upside sharing amounts herein do not reflect any impact of adjustments as a result of severance payment reductions described in paragraph 67.

         (11) In the event of any conflict between the description of the terms of the Agreement in this Motion and the Consulting Agreement, the Consulting Agreement shall govern.

         (12) Since the proposed Programs are needed to retain key employees who are in turn necessary for the preservation of the Debtors' estates the payment rights of the key employees under the Programs are "actual, necessary costs and expenses of preserving the [Debtors'] estate[s]," and should be accorded 11 U.S.C. ss. 503(b)(1)(A) administrative expense status to the extent they become due.

                     IN THE UNITED STATES BANKRUPTCY COURT
                     FOR THE NORTHERN DISTRICT OF ILLINOIS
                               EASTERN DIVISION

            In re:                   )        Case No. 01-24795
                                     )        (Jointly Administered)
            COMDISCO, INC.           )        Chapter 11
            et al.,                  )
                                     )        Hon. Ronald Barliant
                            Debtors. )

                   ORDER PURSUANT TO 11 U.S.C. ss.ss. 105(a)
             AND 363(b)(1) APPROVING AND AUTHORIZING THE DEBTORS'
                 STAY BONUS PLAN AND MANAGEMENT INCENTIVE PLAN

            This matter having come before the Court on the Motion (the "Motion") of the above captioned, debtors and debtors-in-possession (the "Debtors") for Order pursuant to 11 U.S.C. ss.ss. 105(a) and 363(b)(1), to approve and authorize the Debtors' Stay Bonus Plan and Management Incentive Plan (collectively, the "Programs"); and it appearing that notice of the Motion was good and sufficient under the particular circumstances and that no other or further notice need be given; and it appearing that the relief requested in the Motion is in the best interests of the Debtors, their estates and creditors and other parties in interest; and upon the record of the Hearing; and after due deliberation thereon; and good cause appearing therefor, it is hereby

            ORDERED, ADJUSTED AND DECREED THAT:

            1.  The Motion is granted.

            2. The Programs described in the Motion are hereby authorized and approved in all respects.

Dated:        Chicago, Illinois
              June 18, 2002




                                            /s/ Hon. Ronald Barliant
                                            -------------------------------
                                            UNITED STATES BANKRUPTCY JUDGE


   John Wm. Butler, Jr. (ARDC No. 06209373)
   George N. Panagakis (ARDC No. 06205271)
   Felicia Gerber Perlman (ARDC No. 06210753)
   SKADDEN, ARPS, SLATE, MEAGHER
    & FLOM (ILLINOIS)
   333 West Wacker Drive
   Chicago, Illinois 60606
   (312) 407-0700


   Attorney for Debtors and
   Debtors-in-Possession